Exhibit 10.2

SECURED PROMISSORY NOTE

$250,000.00	Effective Date: ________, 2015

FOR VALUE RECEIVED, Warren A. Peck (“Maker”), having a mailing address of P.O. Box 435, Copan, Oklahoma 74022, hereby promises to pay to the order of Saker Aviation Services, Inc. (“Payee”), having an address of 20 South Street, Pier 6, East River, New York 10004, the principal amount of Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00)1, together with interest as set forth below, at the above address of Payee, or such other address as Payee may designate in writing to Maker, in accordance with the terms of this secured promissory note (“Note”).

1.      Payments. The principal balance of this Note together with accrued interest (as set forth in Section 2 below) shall be payable in three (3) annual installments of principal and accrued interest, commencing on _______________, 2016, and two additional payments on the twenty-four month and thirty-six month anniversary of the date of this Note. Exhibit A hereto contains an amortization schedule reflecting the above payments. So long as no Default (as defined in Section 6 below) has occurred in this Note, all payments hereunder shall first be applied to interest, then to principal. Upon Default in this Note, all payments hereunder shall first be applied to costs incurred by Payee in accordance with this Note, then to interest and the remainder to principal. The payments due to Payee from Maker under this Note are in partial consideration of the transactions contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”, effective dated as of ____________, 2015, by and among Payee and Maker for the acquisition of all of the capital stock of Phoenix Rising Aviation, Inc. (“PRA”)).

2.      Interest. The unpaid principal balance under this Note shall bear interest at the annual rate of four percent (4.0%). If Maker fails to make any payment due under this Note when due, and such default continues for fifteen (15) days, then all amounts owed under this Note will thereafter bear interest at a rate of 9.5% per annum (the “Default Rate”) until that payment is paid. The Default Rate will continue to apply whether or not judgment is entered on this Note. Payee will also have any other rights which Payee may have pursuant to this Note or applicable law in the event of the Default.

3.      Prepayment. Maker shall have the right to prepay all or any part of the outstanding principal and accrued interest under this Note at any time without penalty; provided, however, all principal and all interest reflected on Exhibit A must be paid in full.

1 NTD: For the note, we need to provide for an interest amount or there is an imputed interest issue. What we intend to do is prepare an amortization schedule that would provide for total payments of $250,000 under the Note, but the payments will have a principal and interest component.

4.      Security for Payment. Payment of this Note is secured by (a) Maker granting and pledging to Payee 100% of the capital stock of PRA (the “Pledge”); the Pledge is evidenced by the execution of a Pledge Security Agreement in final form and substance acceptable to Payee (the “Pledge Security Agreement”), and (b) Maker granting a blanket security interest on all of the assets of PRA (the “Security Interest”); the Security Interest is evidenced by the execution of a Security Agreement in final form and substance acceptable to Payee (the “Security Agreement”). The Pledge Security Agreement, the Security Agreement, the Purchase Agreement, and all other documents and instruments executed in connection therewith, collectively referred to herein as the “Purchase Documents”. In connection with the making of this Note, and the execution of the Pledge Security Agreement, Maker shall deliver to Payee the stock certificates for the PRA stock and stock powers (in blank) evidencing the shares of PRA stock to be held as collateral. Such assignments separate from certificate shall be held by the Maker, in escrow, for so long as principal and interest is outstanding under this Note, as further described in the Pledge Security Agreement.

5.      Default. Maker waives presentment, protest or notice of dishonor and demand for payment and notice of default for non-payment. Upon the allowance, occurrence or commission by Maker of any of the following events of default (each, a “Default”), Payee may, in its discretion, declare the entire principal balance of this Note and accrued interest thereon to be immediately due and payable:

a.       Failure by Maker to pay any installment of principal and interest when due and such default is not cured within fifteen (15) days following written notice thereof given by the holder of this Note to Maker;

b.      The commencement of a voluntary or involuntary bankruptcy proceeding by or against Maker or PRA, which, in the case of an involuntary bankruptcy proceeding, is not dismissed within thirty (30) days of its commencement;

c.       The insolvency of Maker or PRA or application by Maker or PRA for the appointment of, or the appointment of, a trustee, custodian or receiver for part or all of any owned property of Maker or PRA or the making of any assignment for the benefit of creditors by Maker or PRA;

d.      The taking of any judgment against Maker, which judgment is not paid, discharged, stayed or bonded within sixty (60) days from the entry thereof;;

e.       Any material default by Maker, lasting beyond any applicable cure period, under the terms and conditions set forth in the Installment Payment Agreement by and between Maker and Payee dated ________, 2015; or

f.       Maker shall fail to pay any indebtedness owing by Maker to persons other than Payee, including interest and premiums, when due, whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or Maker shall fail to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument evidencing, securing or relating to any indebtedness owed by Maker to persons other than Payee when required to be performed;

g.      The sale of any asset of PRA, except in the ordinary course of business, or the transfer of the business of PRA in an arms-length transaction with an unrelated third party, whether by merger, consolidation, stock sale or otherwise, without the prior written consent of Payee;

h.      the sale of greater than fifty percent (50%) of the issued and outstanding shares of PRA in an arms-length transaction with an unrelated third party, in one transaction or a series of transactions, without the prior written consent of Payee; or

i.        Maker’s death.

6.      Costs and Expenses. Maker agrees to pay or reimburse on demand all costs and expenses (including, without limitation reasonable attorneys’ fees and disbursements) reasonably incurred by Payee in endeavoring to collect the indebtedness evidenced hereby.

7.      Waiver. The failure to exercise any right or remedy available to Payee shall not be deemed a waiver of any right or remedy of Payee under this Note, or at law or in equity. No agreement to extend the time for payment of this Note or any installment due hereunder shall operate to release, discharge, modify, or affect the original liability of Maker under this Note, in whole or in part, unless Payee expressly agrees in writing.

8.      No Right to Offset. All payments provided for in this Note shall be paid in full when due, without set-off, deduction, adjustment or charge of any kind.

9.      Maximum Rate of Interest. This Note is subject to the express condition that Maker shall not be obligated to pay interest on the principal balance of this Note at a rate which could subject Payee to civil or criminal liability as a result of being in excess of the maximum rate that Maker is permitted by law to contract for or agree to pay. If, by the terms of this Note, the Maker is at any time required or obligated to pay interest on the principal balance of this Note at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate, and the portion of all interest in excess of such maximum rate shall be returned to Maker.

10.  Delivery of Financial Information. Maker shall deliver to Payee (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of PRA, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by PRA; and (b) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of PRA, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

11.  Inspection. Maker shall permit Payee, at Payee’s expense, to visit and inspect the PRA’s properties; examine its books of account and records; and discuss the PRA’s affairs, finances, and accounts with its officers, during normal business hours of PRA as may be reasonably requested by Payee.

12.  Notices. Any notice or other communication required or permitted under this Note shall be in writing and shall be deemed to have been duly given: (i) upon hand delivery; (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid; or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid. Any such notice or communication shall be directed to a party at its address set forth above or at such other address as may be designated by Maker or Payee in a notice given to the other in accordance with the provisions of this Section.

13.  Assignment. Neither this Note nor any of the rights or obligations hereunder may be assigned by Maker, and any attempted assignment is null and void. Payee may freely assign its rights under this Note at any time or may direct that any payments due hereunder shall be made directly to Payee’s designee from time to time. The terms and provisions hereof shall be binding upon and inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

14.  Severability. If any provision of this Note or the application thereof shall for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Note nor the application of such provision to other persons, entities, or circumstances nor the other documents or instruments referred to herein shall be affected thereby, but rather shall be enforceable to the greatest extent permitted by applicable law.

15.  Governing Law and Venue. This Note shall be governed by the laws of the State of New York without reference to conflicts of law principles. Any legal proceeding regarding this Note shall be brought and enforced in the State or Federal courts in Monroe County, New York. Maker and Payee irrevocably consent to the personal jurisdiction and venue of such courts. Maker and Payee expressly waive any defense of lack of jurisdiction or improper venue to any action brought in such courts.

16.  Waiver of Jury Trial. MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY MAKER MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the day and year first above written.

Warren A. Peck

STATE OF NEW YORK)

COUNTY OF MONROE) ss.:

On the ___day of __________ in the year 2015, before me, the undersigned, a Notary Public in and for said State, personally appeared Warren A. Peck, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

Exhibit A

Amortization Schedule

See attached.